Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS

CONTAINED IN ITS 2011 ANNUAL REPORT

DENVER, COLORADO, February 21, 2012 — Credo Petroleum Corporation (NASDAQ:  CRED) today released the text of the Report to Shareholders that is included in the company’s Annual Report for fiscal 2011.  The Annual Report will be mailed to shareholders of record on or about March 1, 2011.  It will also be available on-line through the Company’s website (www.credopetroleum.com).  The 2012 Annual Meeting of Shareholders will be held at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado, 80202, on April 5, 2012 at 2:30 p.m. MDT.

The table below is included on the inside front cover of the 2011 Annual Report.  In the Report to Shareholders which follows the table there are references to the information on the inside front cover of the Annual Report which, for purposes of this press release, is included in the table below.

Highlights

	4th Quarter 2011	Fiscal Year 2011

Revenue	Up 94%	Up 45%
Net Income	Up 242%	Up 60%
EBITDA	Up 116%	Up 55%
Production	Up 32%	Up 12%
Proved Reserves	*	Up 25%
Proved Oil Reserves	*	Up 106%
PV 10 Reserve Value	*	Up 61%

*  Quarterly calculation is not applicable because year-end and fourth quarter reserves are the same.

Fellow Shareholders:

We continued to achieve major transition milestones in 2011 which generated the excellent financial and operational results shown on the inside front cover.  For the past three years our business strategy has been to rapidly transform Credo from almost exclusively a natural gas producer into primarily an oil producer.  We began executing on that strategy by entering then emerging drilling plays in the North Dakota Bakken and Three Forks and the Tonkawa and Cleveland in the Texas Panhandle.  We also entered a vertical oil drilling play in Kansas and Nebraska.  While major transitions like this require a rebuilding period, we are pleased to report that a majority of our revenues and production now come from oil, and that all of our performance metrics are on the threshold of becoming oil weighted.

Successful drilling in 2011 drove significantly improved operating results and achieved the milestone of relative equilibrium in our oil and gas production and reserves.

In 2011, we almost doubled capital spending to $15.5 million and drilled a record 49 gross (20 net) oil wells, a 92% increase in net wells over last year.  As a result we added significant oil production and reserves, bringing the oil and gas mix for both categories into relative balance.

Successful drilling results drove a 12% year over year increase in total production volumes to 301,000 BOE.  The following table shows comparative year production volume percentages by region.

	2011	2010
North Dakota Bakken and Three Forks	12%	2%
Kansas and Nebraska Lansing Kansas City	20%	16%
Texas Panhandle Tonkawa and Cleveland	8%	4%
Other (primarily Oklahoma natural gas)	60%	78%

Our oil production increased 53% compared to last year.  We suspended gas drilling in 2009 because of low natural gas prices.  As a result, mostly normal declines reduced gas production by 12% in 2011.  The decline in gas production substantially offset the larger increase in oil production because (as the table below shows) at the beginning of 2011 gas represented almost two-thirds of our production volume.  That situation will significantly improve in 2012 as we enter the year with oil and gas production quantities about equal.  The following table shows comparative year production percentages by product.

	2011	2010
Crude Oil and NGLs	49%	36%
Natural Gas	51%	64%

Total reserve additions for 2011 were 1.1 million barrels of oil equivalent (“MMBOE”), replacing 372% of the year’s production.  At year end, proved reserves totaled 4.1 MMBOE, up 25% over last year.  Oil represented 48% of year-end reserve quantities compared to 29% last year.  We expect to achieve the milestone of oil becoming the largest component of reserve quantities in early 2012.  The following table shows the percentage of our year-end proved reserve quantities by region.

	2011	2010
North Dakota Bakken and Three Forks	32%	8%
Kansas and Nebraska Lansing Kansas City	8%	7%
Texas Panhandle Tonkawa and Cleveland	7%	10%
Other (primarily Oklahoma natural gas)	53%	75%

At year end 2011, the Company’s proved reserves had a PV-10 value (SEC basis) of $62.3 million, up 61% over last year.  Oil represented 74% of reserve values compared to only 48% of reserve quantities due to the significant price differential between oil and natural gas.  Proved undeveloped reserves represented 51% of total 2011 reserves.  The percentage of proved undeveloped reserves increased primarily because a significant amount of drilling occurred around our Bakken acreage which proved-up drilling locations on our acreage.

Based on actual production information from our wells, Credo’s “in-house” Bakken reserve estimates are more in line with some of the larger Bakken operators who are estimating per well reserves of around 600,000 BOE.  By comparison, our independent engineers are currently giving our wells average reserves of 351,000 BOE.  We, therefore, expect our reported (SEC basis) per well Bakken reserves to increase with time as more production history becomes available in our area.

Successful and cost efficient operating results lead to
significantly improved financial performance.

Oil-weighted production growth, operating efficiency and supportive oil prices resulted in Credo generating $9,967,000 in EBITDA for 2011, a 55% increase over 2010.  For 2011, the Company reported a 60% increase in net income to $3,518,000, or $.35 per diluted share.  Revenues increased 45% to $16,767,000 compared to last year, and the company continued to maintain a strong balance sheet and financial position.

Our fourth quarter results reflect the build-up of new oil
production and reserves as the year progressed.

Record drilling drove sequential production increases in each quarter of 2011.  As the table on the inside front cover shows, the resulting increases in our comparative fourth quarter performance metrics were substantially better than for the full year.  Credo achieved the milestone of becoming primarily an oil producer in the fourth quarter, when oil production represented 56% of production quantities and 79% of revenues.  Total fourth quarter production increased 32% year over year, and 12% sequentially.  The Bakken and Three Forks comprised 11% of fourth quarter production compared to 4% last year.  Average daily production increased to 943 BOEPD in the fourth quarter.

For the fourth quarter, Credo generated $3,214,000 in EBITDA, a 116% increase over last year.  Fourth quarter net income increased 242% to $1,387,000, or $.14 per diluted share.  Fourth quarter revenue increased 94% to $4,961,000.

We enter 2012 with diversified drilling projects, hundreds of de-risked drilling locations and a positive outlook for oil prices.

Now that we have achieved relative balance in the oil and gas mix of our production and reserves, the next milestone is to significantly overweight oil in the mix.  To accomplish that goal, we will continue to ramp-up oil drilling in 2012 by more than doubling Credo’s drilling budget to $35,000,000.  As a result, we will set new drilling records, with 85 gross (37 net) oil wells currently on our drilling schedule, representing an 85% increase in net wells over 2011.  The regional allocation of our 2012 and 2011 drilling budget is shown below (in millions).

	2012	2011
North Dakota Bakken and Three Forks	$22.4	$4.8
Kansas and Nebraska Lansing Kansas City	9.8	8.4
Texas Panhandle Tonkawa and Cleveland	1.4	2.0
Other (primarily Oklahoma natural gas)	1.4	.3
	$35.0	$15.5

Technology will continue to drive Credo’s drilling success.  Horizontal drilling is a key to success in the North Dakota Bakken and Three Forks and in the Texas Panhandle Cleveland and Tonkawa oil plays.  In Kansas and Nebraska we are successfully using 3-D seismic to identify structural features likely to trap oil.  We are also continuing to deploy our patented Calliope Gas Recovery System for low pressure gas reservoirs

Credo’s Bakken leases are located in the heart of the play where recent drilling has significantly de-risked our acreage.

The Bakken is the largest onshore crude oil accumulation ever assessed by the United States Geological Survey.  We are seeing a dramatic increase in drilling on and around Credo’s acreage, virtually all of which is located in the heart of the play on the Fort Berthold Reservation.  Credo owns approximately 8,000 gross (6,000 net) acres consisting of approximately 57 initial well spacing units based mostly on 1,280 acre spacing.  We currently classify 50 of the spacing units as prime. While our interest in individual spacing units differs, our average working interest is 9%.  We believe that at least two Bakken and two Three Forks wells are likely to be drilled on most of our spacing units for a total of 200 to 250 wells.  However, many of the larger Bakken operators predict that up to eight wells could ultimately be drilled in the primary Bakken and Three Forks zones, which could double potential Company wells to 400 to 500.

Our Bakken and Three Forks project is particularly exciting because we are participating with highly experienced operators in a repeatable and scalable world class oil play.  Drilling on our acreage is in its infancy, but is ramping-up fast.  To date, Credo has completed 12 Bakken and Three Forks wells, all high rate producers, and we currently project at least 20 new wells in fiscal 2012, for a total of 32 wells by year end 2012.  The Company’s average working interest in the wells is 9.1%.  Seven of the 20 wells projected for 2012 are currently in various stages of being drilled or completed.  Three of the wells target the Three Forks formation and four target the Bakken formation.

A hallmark of outstanding oil plays, like the Bakken and Three Forks, is that they get better with time as operators continue to crack the code on how to efficiently recover the oil in place.  For example, other operators are now testing the Lower Three Forks benches with initial positive results.

Diversification is essential to properly manage risks, and creates staying power in the event of regional disruptions.

We are continuing to lease aggressively in Kansas and Nebraska, and now own 147,000 gross (85,000 net) acres.  Our exploration team has created a statistically repeatable exploration model using advanced 3-D seismic technology and subsurface geology.  To date, we have drilled 114 wells and continue to achieve very favorable results and excellent risk adjusted economics.  Our exploration team is applying its considerable experience from Kansas to decode the potential in Nebraska.

In the Texas Panhandle, Credo’s acreage position consisting of 8,500 gross (2,400 net) acres lends itself to impactful, multi-pay, horizontal drilling for the oil-rich Tonkawa and Cleveland formations.  Located in the Tonkawa fairway, our first two horizontal Tonkawa wells continue to be strong producers, and our first horizontal Cleveland well is scheduled to spud this spring.  We see potentialfor 15 to 20 horizontal wells on our acreage, and estimate Credo’s average ownership to be between 25% and 30%.

In 2011, Credo took advantage of opportunities created by low natural gas prices to buy wells for application of its patented Calliope Gas Recovery System.  We have dedicated a team to Calliope with the objective of acquiring Calliope candidates, as companies de-emphasize natural gas and “offload” gas properties while shifting to oil development.

We own approximately 70,000 gross acres in Oklahoma, most of which is natural gas prone.  There is ample development potential on our acreage when gas prices recover.  Most of the acreage is held by production, and thus the timing of drilling is not critical to our lease ownership position.

We have built an excellent growth platform of scalable and repeatable drilling projects which will drive Credo’s long-term success.

A balanced, multi-year inventory of development, exploitation, and exploration projects will propel Credo’s organic production and reserve gains in the years ahead.  The substantial increase in our drilling and leasing budgets will further accelerate our growth trajectory and drive earnings and shareholder returns.

While we expect to borrow between $7 and $12 million in 2012 to finance our drilling programs, our Board and management are acutely aware of the Company’s time-honored commitment to profitability and financial strength.

Marlis Smith stepped down as CEO in January to devote full time to rapidly accelerating drilling activity in his personal business.  Marlis did an excellent job of executing our drilling program which proved our technical concepts and converted our projects into repeatable and scalable exploration plays.  We are grateful for his two years of leadership, and we are pleased that Credo will continue to benefit from his knowledge and experience as a Board member.

The Board believes that Credo has a number of viable go-forward options.  Accordingly, in addition to initiating a CEO search, the Board is taking the opportunity to consider other strategic options which may be available to the Company.  During this process, Credo’s Chief Operating Officer, Michael Davis, will also serve as interim Chief Executive Officer.

We thank our employees and our owners for your continued loyalty and support.

Michael D. Davis	James T. Huffman
Interim CEO and COO	Chairman of the Board

February 1, 2012

The Report to Shareholders contains important information about the company, including certain estimates.  This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release.  Accordingly, readers are encouraged to carefully review the “forward-looking statements” section of this press release.

About Credo Petroleum

Credo Petroleum Corporation (NASDAQ: CRED) is a independent oil and gas exploration and production company founded in 1978 and headquartered in Denver, Colorado.  Credo is conducting record oil-focused drilling programs in the Bakken and Three Forks play in North Dakota, the Lansing Kansas City play in Kansas and Nebraska, the Tonkawa and Cleveland plays in the Texas Panhandle.  In the fourth quarter of 2011, the Company achieved the milestone of becoming primarily an oil producer, and expects to achieve a significant overweighting of oil in both its production and reserves in 2012.  Credo’s patented Calliope Gas Recovery System™ recovers stranded gas from low pressure gas reservoirs.  The Company has a time-honored commitment to maintaining profitability and financial strength.

*          *          *          *          *

Contact:	Michael D. Davis
Chief Executive Officer (interim)
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.